Exhibit 10.6

TRANSACTION MANAGEMENT AGREEMENT

This Transaction Management Agreement ("Agreement") is made as of the 28th day of May, 2009 (“Effective Date”) by and between Southridge Business Solutions Group LLC (the “Transaction Manager”), a Delaware Limited Liability Company with principal office at 90 Grove Street, Ridgefield CT 06877 and Voyager Pharmaceutical Corporation (the Company”) a Delaware Corporation, with principal office at 51 Berkshire Street, Swampscott, MA 01907.

WHEREAS, Transaction Manager has experience in all aspects of corporate structuring, financing and valuation, mergers, acquisitions and strategic alliances, and other matters relating to the general business and operating affairs of private and public companies; and

WHEREAS, the Company is desirous of retaining Transaction Manager to provide a variety of financial and business consulting and advisory services to the Company, and Transaction Manager is willing to provide such services to the Company, all on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and terms contained in this Agreement, and for good and valuable consideration, the Company and Transaction Manager agree as follows:

ARTICLE 1
ENGAGEMENT

1.1.
The Company hereby engages and retains Transaction Manager, on a non-exclusive basis, under the terms and conditions set forth herein and during the Term (hereinafter defined) hereof, to render certain business and financial consulting and advisory services to the Company.

1.2.
Transaction Manager is hereby engaged and retained by the Company to provide, as and when requested by the Company, the following major services to the Company, all or in part at the company’s request:

SOUTHRIDGE BUSINESS SOLUTIONS GROUP

Executive Pavilion  |  90 Grove Street  |  Ridgefield CT 06877
TOLL FREE 866 670 1343 |FAX 203 659 1690	www.southridgesbg.com | www.southridgellc.com

(i)             Restructure Balance Sheet and operating condition of the Company in preparation of a public offering or other transaction (the “Transaction”); and

(ii)             Manage the structuring, negotiations and execution of the public offering.

For basic procedures and deliverables on the above please refer to the Statement of Work provided under Exhibit A.

The services to be rendered by Transaction Manager to the Company shall under no circumstances include the following:  (i) Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring Transaction Manager to be registered as a broker-dealer under the Securities Act of 1934; and (ii) Any activities which could be deemed to be in connection with the offer or sale of securities in a capital raising transaction.  Furthermore, it is specifically understood that all capital raising transactions associated with the Company will be processed and completed through a FINRA registered broker dealer.

If such securities services are deemed applicable, it is recommended that the Company utilize the services of the Transaction Manager’s affiliated broker dealer, Southridge Investment Group LLC to maintain consistency the Transaction in a cost effective manner.

Other potential needs which may be applicable to this Agreement include;

(a)             Equity Purchase Agreement (EPA) – Term Sheet Template Exhibit B; and

1.3.
Transaction Manager hereby acknowledges and agrees that its engagement hereunder is on a non-exclusive basis and, therefore, the Company will, during the Term of this Agreement, be free to engage or retain any other firm or entity to render the same or similar services to it.  The Company hereby acknowledges that Transaction Manager's engagement hereunder does not prohibit Transaction Manager from rendering the kinds of services provided for hereunder to others.  The Company hereby acknowledges that Transaction Manager has and may hereafter perform services for vendors, strategic partners, or other third parties doing business or otherwise having a relationship with the Company, and consents thereto and waives any conflict of interest with respect thereto.

1.4.
The Company will provide Transaction Manager with all financial and business information and documentation concerning the Company which is reasonably requested by Transaction Manager hereunder to the extent such information and documentation is available without the Company incurring any unreasonable effort or expense.  In addition, the Company will make its executive officers and members of its Board of Directors available to Transaction Manager, upon reasonable advance notice and request of Transaction Manager, for the purpose of providing information to Transaction Manager in connection with its contemplated services hereunder.

1.5.
Transaction Manager will only be required to devote such of its time and efforts as it may determine is necessary for the performance of its services hereunder. Transaction Manager will perform its services hereunder in the highest professional manner and will provide such of its staff and personnel as it may deem necessary for the performance of its services hereunder.

1.6.
The Company acknowledges that Transaction Manager does not guarantee that its Services will have an impact upon the Company’s business or that subsequent financial improvement or advantage will result from the Consulting Services. Company understands and acknowledges that the success or failure of Transaction Manager’s efforts will be predicated on Company’s assets and operating results.

ARTICLE 2
COMPENSATION

2.1.	In consideration of Transaction Manager's services under this Agreement, Transaction Manager shall be entitled to the following compensation:

Cash Compensation and Expense Reimbursement:

(a)   A monthly fee of Ten Thousand Dollars ($10,000) (the "Management Fee"), which fee shall be payable to Transaction Manager on the first day of each month, in advance, commencing as of June 1, 2009.    The Management Fee will start accruing on June 1, 2009 (“Accrued Management Fee”).    Upon the Company raising in excess of $50,000 in either debt or equity capital, all Accrued Management Fees to that date will be paid.   After the Accrued Management Fees are paid, the Management Fee will be payable as provided for above.

(b) The Company shall reimburse Transaction Manager for all ordinary and necessary out-of-pocket expenses incurred by it in the performance of its services under this Agreement, subject to and upon receipt by the Company of invoices or other documentation in support thereof.  Amount not to exceed ten thousand dollars per month ($5,000).

Equity Compensation:

Unless otherwise restricted because of regulation or time of issuance, the Company shall issue to the Transaction Manager, or its designees, warrants (“Warrants”) a total of 3% of the then issued and outstanding capital stock of the Company (“Capital Stock”).  Such Warrants will be issued in three equal monthly installments with the first installment due within thirty (30) days of the Effective Date of this Agreement and then every thirty (30) days thereafter.  Such Warrants will be non-dilutive through any public company merger or other Transaction completed under this Agreement.  The exercise price of the Warrants will equal the par value of the Capital Stock. The Warrants shall provide for cashless exercise and expire seven years after the date of issuance, unless otherwise extended by the Company.  The Warrants shall not be callable or redeemable and have unlimited piggyback registration rights should the Company filed a registration statement on Form S-3, SB-2, S-1, or other applicable form.

ARTICLE 3
MISCELLANEOUS

3.1.
Independent Contractor Relationship.  Nothing herein or attached shall be construed to create the relationship of employer and employee between the Company and Transaction Manager. Transaction Manager recognize, understand and agree that as an independent contractor, (1) is not entitled to unemployment insurance benefits; (2) is not entitled to workers compensation benefits; and (3) is obligated to file federal and state income tax reports on any monies paid pursuant this arrangement.   Please complete the attached W-9 for our files and properly filing requirements.

3.2.
Authority.  Under this Agreement Transaction Manager will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Company or any affiliate other than those required to perform the services identified under this Agreement.

3.3.
Confidential Information and Other Restrictions.  Either during or after the term of this Agreement Transaction Manager agrees not to communicate, disclose, or utilize to the Transaction Managers own benefit or the benefit of any other entity or persons, any techniques, plans, designs, programs, customer information or other information not in the public domain pertaining to the business or affairs of the Company or of any of its affiliates.  Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this Agreement or the agreements made between the Company and other parties except in accordance with the company’s privacy notice provisions and in furtherance of the your business.  Upon termination of this Agreement the Transaction Manager agrees to immediately surrender to the Company all originals, software, or computer systems programs, and copies any other documents and material received by you while retained under this Agreement.  Transaction Manager shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

3.4.
Contracts or Other Agreements with Former Employer or Business.  The Transaction Manager hereby represents and warrants that Transaction Manager is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Transaction Manager has been associated, which on its face prohibits the Transaction Manager during a period of time which extends through the date of this letter from any of the following: (i) competing with, or in any way participating in a business which competes with the Executive’s former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

3.5.
Termination.  This Agreement may be terminated by the Transaction Manager or the Company; (i) by giving ninety days (90) written notice; or (ii) for Cause, as defined, at any time.  For this Agreement, “Cause” means the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Transaction Manager to substantially perform duties with the Company; (ii) conduct by the Transaction Manager or its personnel that amounts to willful misconduct or gross negligence; (iii) any act by Transaction Manager or its personnel of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (iv) commission by Transaction Manager of a felony or any other crime involving dishonesty; or (v) a material breach of the Agreement by the either the Company or the Transaction Manager.

The Company agrees to pay all costs of collection, including, reasonable attorney's fee, in the case that any payments due here-in-under are not paid in a timely manner, or in case it becomes necessary to protect the interests hereof, whether suit be brought or not.

3.6.
Indemnification.  In no event shall the Transaction Manager and its personnel be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the Transaction Manager or its personnel.  The Company agrees to indemnify and hold harmless the Transaction Manager and its personnel and any affiliate of the Transaction Manager from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Agreement, unless such is do to gross negligence on the part of the Transaction Manager or its personnel.  The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise.  The provisions of this paragraph shall survive the completion or termination of this Agreement.  The Company further agrees to cover any reasonable legal or other professional services costs on behalf of Transaction Manager should the need for such arise out of any claims made against Transaction Manager and its personnel relating to the services provided under this Agreement.

3.7.
This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the party to be bound hereby.

3.8.
All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement (collectively, the "Notices") shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto identified above (or to such other addresses as either of the parties hereto shall specify by notice given in accordance with this provision).  All such Notices shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

3.9.
Neither party hereto may assign this Agreement or its or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto, except that Transaction Manager may assign its rights to the Shares upon notice to the Company.

3.10.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.11.
No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby.  The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, obligation or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, obligation or covenant of such other party, unless the instrument of waiver expressly so provides.

3.12.
This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof.

3.13.
 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.

3.14.
This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement of the day and year first above written.

SOUTHRIDGE BUSINESS SOLUTIONS GROUP LLC

By:

Print Name and Title

VOYAGER PHARMACEUTICAL CORPORATION

By:

Print Name and Title

Your primary contract for this engagement is:

Name:	William Schloth
Phone/Fax:	203 247-3687 / 203 659-1690
Email:	wschloth@southridgesbg.com
Address:	Executive Pavilion | 90 Grove Street | Ridgefield CT. 06877

Exhibit A – Statement of Work

A.	Restructuring of Balance Sheet and operating condition of the Company in preparation of a Transaction. Duties, responsibility and deliverables to include:

i.
Overall Company due diligence file preparation for Transaction completion and future reference.  Transaction Manager to complete overall due diligence questionnaire and organize supporting documentation.

ii.	Balance sheet restructuring and creditor workouts;

iii.	Review and make recommendations with respect to the Company's capital structure and complete roll-forward of capitalization table from inception, basic and diluted.

iv.	Accounting and financial organization, preparation and coordination of the completion of required audit reports and stub period financials;

v.	Assist the Company in acquiring a properly structured publicly trading company with in which to merge into;

vi.	Tax planning and reporting organization from Company inception;

vii.	Corporate governance and other required legal organization to position company to complete a Transaction;

viii.	Make introductions to, assist in discussions and negotiate compensation packages with Board of Director and Board of Advisor Members.

ix.	Consider other pre-public needs; directors & officers insurance,

x.	Introduce to and/or coordinate with legal, auditors and others the preparation of appropriate draft Transaction documents:

1.	If public company-merger without simultaneous financing, such will include;

a.	Draft Share Exchange;

b.
Share Exchange disclosure schedule preparation; capitalization, legal actions, off-balance sheet liabilities, related entities, insurance, employment matters, intellectual property, benefit plans, material contracts and transactions.

c.	Board of Director closing and other resolutions;

d.	Draft “Super” 8K Filing;

e.	Super 8K exhibit preparation; employment contracts, investor documents and necessary financial documents.

2.	If public company-merger with simultaneous financing, such will include;

a.	All those noted in Item 1; and

b.	Investor related documents; convertible notes, warrant, pledge and security agreements, registration rights.

B. Transaction closing. Duties, responsibility and deliverables to include:

i. Coordinate with management, legal, auditors and other professionals the closing of the Transaction, including, if applicable funding;

ii. Coordinate the compilation of all Transaction documents for future reference and due diligence.

  C.     Post-Transaction closing.  Duties, responsibility and deliverables to include:

i. Not applicable as of the Effective Date. However, such duties, responsibilities and deliverables may be agreed to under a separate addendum(s) to this Agreement.